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                                                                    Exhibit 99.1

       U.S. Wireless Corporation Announces Change in Executive Management

SAN RAMON, CALIF., MAY 26 -U.S. Wireless Corporation (Nasdaq: USWC, Frankfurt:
USP), announced today that the Executive Committee of its Board of Directors has replaced Dr. Oliver Hilsenrath as the Company's Chairman and Chief Executive Officer. The Executive Committee elected Louis Golm as the Chairman of the Board, and named Dennis Francis, a member of the Board of Directors, as its Chief Executive Officer. Dale Stone will continue in his current capacity as the Company's President, Chief Operating Officer and member of the Board of Directors. Mr. Stone is responsible for building U.S. Wireless' nationwide location services network and oversees the Company's operations including its engineering, research and development, strategic relations and marketing activities.

The Company noted that these changes were made in response to an investigation by the Audit Committee of the Board of Directors, which uncovered various irregularities. These include cash payments, issuances of stock and issuances of stock options with insufficient documentation to establish (i) the basis for the transactions or (ii) that the transactions had been approved by the Board of Directors. Certain of these payments and issuances were made to entities that the Executive Committee of the Board of Directors believes may be affiliated with Dr. Hilsenrath and another former executive officer of the Company and were not disclosed as required in Securities and Exchange Commission filings. No evidence was found linking any other employee, officer or member of the Company's Board of Directors to any improper action.

The Executive Committee concluded that the activities that were investigated (1) circumvented the Company's policies and procedures, (2) involved acts by former executive officers whose responsibilities included administration of internal controls, and (3) did not result from material weaknesses in the Company's internal control policies. The Executive Committee further noted that the Company's internal audit function was strengthened in the latter half of 2000 with the addition of a new Vice President - Finance, a Controller and additional accounting staff, and the Company has implemented other specific measures designed to minimize the risk of circumvention of internal controls.

No determination has yet been made as to whether the activities that were investigated have had a material effect on the Company's historical financial statements, and the Company's analysis in this regard is continuing with the assistance of an independent public accounting firm. The Audit Committee conducted its investigation with the assistance of outside legal counsel and independent public accountants who had no prior affiliation with the Company.

"Making these changes indicates we take this situation very, very seriously," said Lou Golm, newly elected Chairman of the Board of U.S. Wireless. "We have great faith in our management team, the competitive advantages of the RadioCamera(TM) technology, and the viability of the Company's business plan."
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Dennis Francis, U.S. Wireless' newly appointed Chief Executive Officer, added,
"The entire wireless location industry is about to move into a new phase of deployment and operation, and I am personally very excited to be part of it. U.S. Wireless is built on a solid foundation of innovation and strong technological leadership, and the company is preparing to deliver its life-saving E-911 caller location services to wireless carriers and the public safety community."

Lou Golm (age 59), the Company's newly elected Chairman of the Board, is an independent consultant and senior advisor to the telecommunications and information management industries. He previously served as President of AirTouch International, the international division of AirTouch Communications, until 1999. A 33-year veteran of AT&T, Mr. Golm was President and CEO of AT&T-Japan from 1994-1997 and was instrumental in successfully growing this $2 billion business. Mr. Golm serves on the Boards of Directors of CLARITI Telecommunications International, as Vice Chairman, Quanta Services, SBS Technologies, and U.S. Wireless. He also serves as a director of Kirusa and is a founder of this high technology start-up company. Mr. Golm graduated from the University of Denver in 1963 and earned an MBA from the same university in 1964. He graduated with a Master of Science in Management from Massachusetts Institute of Technology (MIT) in 1980 as a Sloan Fellow.

As Chief Executive Officer, Dennis Francis (age 49), brings over 20 years of telecommunications experience to U.S. Wireless, having held executive level positions with AT&T Wireless, Southwestern Bell Mobile Systems, Vanguard Cellular and Terabeam Networks. He is a cellular industry pioneer, having worked on the commercial introduction of cellular services into the U.S. market in 1983 while at AT&T's Advanced Mobile Phone Services (AMPS) organization. He has been on the Board of U.S. Wireless since December 1997 and was a consultant to the Board the prior year. Mr. Francis holds a Bachelors of Science Degree in Industrial Engineering from the University of Texas at Arlington, Texas. He is a licensed Professional Engineer.

U.S. Wireless provides mobile location and traffic-related information to wireless carriers, Internet providers, the public safety community, transportation agencies and telematics companies. The company is building a national location network, based on its patented RadioCamera(TM) Location Pattern Matching technology, which pinpoints the locations of cellular callers to enable the delivery of mobile services. Next generation mobile services enabled by location include life-saving emergency 911 caller location, live traffic updates, localized directory assistance, and vehicle and asset tracking. More information on U.S. Wireless, mobile location data, and the RadioCamera(TM) network can be found on the U.S. Wireless web site at www.uswcorp.com.

NOTE: RadioCamera(TM) is a trademark of U.S. Wireless Corporation.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements, including, among others, the speed at which the network is deployed, the size and scope of the geolocation services market, the timing of governmental requirements, and the success of the Company in this market. A description of these and other risks and uncertainties can be found in the Company's filings with the Securities and Exchange Commission.